January 16, 2007 Dear Elk Employees:

As promised, I am writing again to keep you updated on the developments related to our Company. I am pleased to announce today that ElkCorp has reached a revised agreement with The Carlyle Group. Under the terms of the revised agreement, Carlyle will commence an all-cash tender offer to acquire all of the outstanding shares of ElkCorp common stock at a price of $40.50 per share, which is a $2.50 per share increase from thee original agreement that we announced on December 18th. This transaction now values our company at about $1.05 billion.

The Board believes that entering into this revised agreement with Carlyle is in the best interest of Elk and its shareholders, and the Board has recommended that shareholders accept the tender offer that Carlyle will commence, and reject the $40 tender offer made by BMCA. I realize this process has taken a number of twists and turns and I appreciate your patience and continued hard work for ElkCorp. As you can tell by recent events, our Board takes its duty to deliver maximum value to shareholders very seriously.

I will, to the extent I am able, continue to keep you up to date as to any further developments. In the meantime, I appreciate your continued focus on doing your job and serving our customers.

Sincerely, Tom Karol Chairman and CEO

Forward Looking Statements. Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “contemplate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “look forward to” and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, litigation, an economic downturn or changes in the laws affecting our business in those markets in which we operate. There can be no assurance that the tender offer, merger or other any other transaction will be consummated, or if consummated, that it will increase shareholder value. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance or events. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by law.

Additional Information and Where to Find It. In connection with the Carlyle tender offer, ElkCorp expects to file a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”). In connection with the proposed merger with affiliates of The Carlyle Group, ElkCorp expects to file a proxy statement with the SEC, if required by law. In connection with the tender offer by BMCA, ElkCorp has filed a solicitation/recommendation statement with the SEC. Investors and security holders are strongly advised to read these documents when they become available because they will contain important information about the tender offer and the proposed merger. Free copies of materials which will be filed by ElkCorp will be available at the SEC’s web site at www.sec.gov, or at the ElkCorp web site at www.elkcorp.com, and will also be available, without charge, by directing requests to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491, telephone (972) 851-0472. ElkCorp and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of ElkCorp’s participants in the solicitation, which may, in some cases, be different than those of ElkCorp shareholders generally, is set forth in ElkCorp’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in a proxy statement relating to the merger, if one is required to be filed, and in the solicitation/recommendation statement when it becomes available.